Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                relating to the issuance of shares of securities
                   pursuant to the above Consulting Agreement


                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                           Direct Line: (954) 766-7858


                                October 29, 1996


Whitestone Industries, Inc.
19200 Von Karman Avenue, Suite 550
Irvine, California 92715

      Re: Registration Statement on Form S-8 - Whitestone Industries, Inc. - Common Stock issued pursuant to a Consulting Agreement with Spiro Pappas and an Agreement with Eshoo Corp.

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Whitestone Industries, Inc. (the "Company") of an aggregate of 250,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"), issued pursuant to a Consulting Agreement with Spiro Pappas and an Agreement with Eshoo Corp. (the "Agreements").

      In our capacity as special counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreements, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

      Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock when issued in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                              Very truly yours,

                               ATLAS, PEARLMAN, TROP & BORKSON, P.A.

JMS/bb
3566.01